Exhibit 99.1

Chase Credit Card Master Trust

Excess Spread Analysis – March 2013

Series	2003-4
Deal Size	$725MM
Expected Maturity	10/15/2013

Yield	18.64%
Less: Coupon	0.56%
Servicing Fee	1.50%
Net Credit Losses	3.65%
Excess Spread :
March-13	12.93%
February-13	12.84%
January-13	11.39%
Three Month Average Excess Spread	12.39%

Delinquency:
30 to 59 Days	0.47%
60 to 89 Days	0.38%
90+ Days	0.96%
Total	1.81%

Principal Payment Rate	24.56%